EXHIBIT INDEX TO FORM N-SAR
                          OF MML SERIES INVESTMENT FUND
                      FOR THE PERIOD ENDED DECEMBER 31, 1998



Exhibit No.             Description


77B                  Accountant's report on internal control

PRICEWATERHOUSECOOOPERS LLP

                                               PricewaterhouseCoopers LLP
                                               2300 BayBank Tower
                                               P.O. Box 59
                                               Springfield MA 01101-0059
                                               Telephone (413) 781 7200
                                               Facsimile (413) 733 2195


Report of Independent Accountants


To the Board of Trustees and Shareholders of MML Series Investment Fund

In planning and performing our audit of the financial statements and financial highlights of each of the funds which comprise the MML Series Investment Fund (hereafter referred to as the "Fund") for the year ended December 31, 1998, we considered its internal control, including control activities over safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that error or fraud in amounts that would be material in relation to the financial statements and financial highlights being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation including controls for safeguarding securities, that we consider to be material weaknesses, as defined above as of December 31, 1998.

This report is intended solely for the information and use of the Board of Trustees and management of the Fund and the Securities and Exchange Commission.


PricewaterhouseCoopers LLP


Springfield, Massachusetts
February 25, 1999